INVESTMENT ADVISORY AGREEMENT

                               September 10, 1993

HERZFELD/CUBA
The Herzfeld Building
P.O. Box 161465
Miami, FL 33116

Dear Sirs:

The Herzfeld Caribbean Basin Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, confirms its investment advisory agreement with HERZFELD/CUBA, a division of Thomas J. Herzfeld Advisors, Inc. (the "Adviser"), as follows:

1.    Investment Description; Appointment

The Fund desires to employ its capital by investing and reinvesting In investments of the kind and in accordance with the limitations specified in its Articles of Incorporation, as amended from time to time (the "Articles of Incorporation"), and in its Registration Statement on Form N-2 under the Investment Company Act of 1940 (the "1940 Act") as from time to time in effect (the "Registration Statement") and in such manner and to such extent as may from time to time be approved by the Fund's Board of Directors. Copies of the Articles of Incorporation and the registration Statement have been submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as its investment adviser. The Adviser accepts the appointment and agrees to furnish the services set forth below for the compensation set forth below.

2.    Services as Investment Adviser

Subject to the supervision and direction of the Fund's Board of Directors, the Adviser will (a) act in strict conformity with the Articles of Incorporation, the 1940 Act and the Investment Advisers Act of 1940 ("Advisers Act") and all applicable rules and regulations, as the same may from time to time be amended,
(b) place purchase and sale orders in accordance with the Fund's investment objective, policies and restrictions as stated in the Registration Statement and select brokers and dealers to execute portfolio transactions on behalf of the

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Fund. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

3.    Brokerage

In executing transactions for the Fund and selecting brokers and dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any transaction on behalf of the Fund, the Adviser will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis The Adviser may use an affiliated broker or brokers to execute transactions on an agency basis on exchanges and for over-the-counter purchases and sales and receive stated commissions therefrom in accordance with
Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-a(T) thereunder and subject to any other applicable laws and regulations. The Adviser may transact over-the-counter purchases and sales with principal market makers directly in those cases in which better prices and executions may be obtained. Subject to obtaining best price and execution, the Adviser may direct orders for transactions by the Fund to brokers who provide supplemental research, market and statistical information to the Adviser or its affiliates. For purposes of this paragraph, "research, market and statistical information" includes advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts and other materials and data that provide lawful and appropriate assistance to the Adviser in the performance of its investment decision-making responsibilities. Such information may be used by the Adviser and its affiliates in providing services to clients other than the Fund.

4. Information Provided to the Fund

The adviser will keep the Fund informed of developments materially affecting the Fund, and will, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose or the Fund reasonably requests.

5.    Liability of the Adviser.

The Adviser may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither the Adviser nor its stockholders, officers, directors,

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employees or agents shall be subject to, and the Fund shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred in connection with any act or omission in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties or by reason of reckless disregard of the Adviser's obligations and duties under this Agreement.

6.    Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser on the first business day of each month a fee for the previous month at the annual rate of 1.45% of the Fund's average weekly net assets. The fee for the period from the date of the Fund's initial registration statement is declared effective shall be prorated according to the proportion that such periods bears to the full monthly payment period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Registration Statement.

7.    Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: expenses for legal and independent accountants' services, costs of printing proxies, stock certificates, shareholder reports, charges of the custodian, any sub-custodian and transfer and dividend paying agent, Securities and Exchange Commission fees, and fees and expenses of unaffiliated directors, accounting and pricing costs, membership fees in trade associations, fidelity bond coverage for the Fund's officers and employees, directors' and officers' errors and omissions insurance coverage, interest, brokerage costs, taxes, stock exchange listing fees and expenses, expenses of qualifying the Fund's shares for sale in various states, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

8.    Services to Other Companies or Accounts

The Fund understands that the Adviser may act in the future as investment adviser to other investment companies or portfolios, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other portfolios or investment companies advised by the adviser have available funds for investment,

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investments suitable and appropriate for each will be allocated in a manner believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. Nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind of nature.

9.    Name of the Fund

The Fund may use the word "Herzfeld" in its name only as long as the Adviser is the investment adviser of the Fund. The Fund hereby acknowledges that the Adviser may at any time permit others to use the word "Herzfeld".

10.   Term of Agreement

This Agreement shall continue until September 10, 1995 and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Fund's Board of Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in the 1940 Act) of any party to the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Fund's Board of Directors, by vote of holders of a majority of the Fund's shares, or by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

11.   Miscellaneous

(a) This Agreement shall be construed in accordance with the laws of the State of Florida, provided that nothing herein shall be construed as being inconsistent with the 1940 Act, the Advisers Act and any rules, regulations and orders of the SEC.

(b) The captions in this Agreement are included for the convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(c) If any provision of the Agreement shall be held or made invalid by a court decision, statute, rule or otherwise the remainder of this Agreement shall not be effected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

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(d) Nothing herein shall be construed as constituting the Adviser an agent of the Fund.

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy.

                                        Very truly yours,

                                        THE HERZFELD CARIBBEAN BASIN FUND, INC.


                                        By: /s/ Thomas J. Herzfeld
                                            ------------------------------------
                                            Thomas J. Herzfeld
                                            Chairman

Accepted:

HERZFELD/CUBA, a division of
  Thomas J. Herzfeld Advisors, Inc.


By: /s/ Thomas J. Herzfeld
    ---------------------------------
    Thomas J. Herzfeld
    President